Exhibit 99.1

Diedrich Coffee Reports Fiscal 2006 Results

Announces transaction to exit company retail locations

Irvine, California, September 26, 2006 - Diedrich Coffee, Inc. (NASDAQ:DDRX) today announced operating results for its fiscal year ended June 28, 2006. For the year, the Company reported a net loss of $7,796,000, or $1.47 per share, compared to a profit of $14,623,000, or $2.80 per share, in fiscal year 2005.

Results for fiscal 2005 include the after tax gain of $15,795,000, or $3.03 per share from the sale of the Company’s Gloria Jean’s international franchise operations and earnings from discontinued operations of $2,143,000, or $0.41 per share.

The net loss in fiscal year 2006 from continuing operations of $7,796,000, or $1.47 per share, compares to a net loss of $3,315,000, or $0.64 per share, from continuing operations in fiscal year 2005.

The net loss for the fourth quarter of fiscal 2006 was $3,118,000, or $0.59 per share, compared to net loss of $1,032,000, or $0.20 per share, for the fourth quarter of fiscal 2005.

Revenue

Total revenue increased by $6,909,000, or 13.2%, to $59,447,000 for the fiscal year 2006 as compared with $52,538,000 in the prior year. With respect to the components of total revenue, wholesale revenue increased $4,762,000 (28.9%), retail sales increased $2,538,000 (8.0%), and franchise revenue declined $391,000 (9.4%).

Total revenue increased by $2,017,000, or 12.4%, to $18,275,000 for the fourth quarter fiscal 2006 as compared with $16,258,000 in the prior year quarter. With respect to the components of total revenue, wholesale revenue increased $1,640,000 (32.1%), retail sales increased $330,000 (3.3%), and franchise revenue increased $47,000 (4.4%).

Wholesale revenue from sales to office coffee distributors (OCS) and foodservice customers rose sharply for the year and wholesale revenue from franchise units declined slightly due primarily to negative same store sales trends, timing of new store openings and store closings. Wholesale sales to OCS and foodservice customers increased $4,891,000, or 46.0%, for the year, primarily due to strong growth in the Keurig “K-cup” line where sales rose 55.3% for the year. For the fourth quarter, wholesale sales to OCS and foodservice customers increased $1,774,000, or 50.4%, from the prior year quarter, with Keurig “K-cup” sales increasing 57.4% from the prior year quarter. Wholesale sales to franchise locations declined $129,000, or 2.2%, for the fiscal year and declined $134,000, or 8.4% for the fourth quarter.

The increase in retail sales for the year was the result of a 3.6% increase in same store sales from company-operated units and the effect of the new stores opened in fiscal 2005 having a full year of operation. Retail sales associated with e-commerce activities also increased by $295,000 (49.5%) as compared to the prior year. For the fourth quarter of the fiscal year, the increase in retail sales was a result of a 3.5% increase in same store sales from company operated stores and a $96,000 (55.4%) increase in the retail sales associated with e-commerce activities as compared to the prior year quarter.

System-wide comparable store sales at Diedrich Coffee brand coffeehouses open for at least one year declined by 0.6% for the year and 1.7% for the quarter, as compared with the prior year periods, while comparable store sales at Coffee People brand locations increased 8.4% for the year and 10.5% during the fourth quarter. Compared to the prior year, system-wide comparable store sales at Gloria Jean's locations declined 2.0% for the year and 1.3% during the fourth quarter.

Franchise revenue for the year decreased by $391,000 primarily due to the net effect of a $70,000 decrease in royalties, a $20,000 increase in franchise store fees and an accounting reclassification of $341,000 of coordination fees to general and administrative expense. Since the beginning of fiscal 2005, the domestic franchise store count increased by a net of four locations (29 stores were opened, 32 were closed and a net of seven company stores were transferred to franchisees). For the fourth quarter, franchise revenue increased by $47,000, or 4.4%, when compared to the same period last year due to a $53,000 increase in royalties, a $93,000 increase in franchise store fees and offset by a $99,000 accounting reclassification of coordination fees to general and administrative expense.

Costs and Expenses

Cost of sales and related occupancy costs increased to 58.3% for fiscal year 2006 from 55.3% of retail and wholesale sales in fiscal year 2005. Cost of sales and related occupancy costs increased to 59.9% for fourth quarter of fiscal 2006 from 58.4% of retail and wholesale sales in the fourth quarter of fiscal 2005. The increases in the cost of sales percentage was primarily due to the higher mix of Keurig related sales in the wholesale segment, which are higher cost and lower margin items. The company also incurred higher costs due to the outsourcing of some K-cup production during a period when sales orders outstripped production capacity. In August 2006, the company completed the installation of a third Keurig packaging line to provide ample production capacity for the foreseeable future. For fiscal 2006, occupancy costs increased $875,000 due to reserves for the termination of leases for stores which will not be built, higher rents associated with new retail stores opened in 2005 and lease renewals at existing retail stores. Occupancy costs increased $421,000 in the fourth quarter of fiscal 2006 due primarily to the set up of reserves for the termination of leases for stores which will not be built.

For fiscal year 2006, operating expenses were relatively flat, decreasing to 35.8% in the current fiscal year from 36.1% last year. Operating expenses increased as a percentage of retail and wholesale sales for the quarter, increasing to 40.9% in the fourth quarter of the current fiscal year from 38.5% in the fourth quarter of last year primarily due to an increase in the allowance for doubtful accounts and salaries and other costs associated with additional staffing of the wholesale sales group to support the planned wholesale revenue growth.

For the fiscal year, general and administrative expenses increased $2,368,000 and increased as a percentage of revenues to 22.8% in the current fiscal year from 21.3% last year. The increase in expenses is primarily due to costs associated with the departures of the Company’s former chief executive officer and vice president of information systems; advertising development and cable television media costs and costs associated with field supervision, training, franchise sales and the restatement of the company’s prior year financial statements. We have also incurred $403,000 in non-cash stock-based compensation expense due to the adoption of SFAS 123R “Share Based Payments” in the first quarter of fiscal 2006; benefits increased $243,000 primarily due to an increase in workers compensation costs; a $581,000 net increase in legal fees and outside services increased by $122,000 due to higher audit & tax fees expensed in the current year but were related to the 2005 fiscal year end audit and tax returns. These expenses were offset by a decrease in marketing expenses for the Gloria Jean’s brand resulting from a change in the classification for coordination fees previously reflected in franchise income and the elimination of corporate bonus accruals.

For the fourth quarter, general and administrative expenses increased $282,000, but decreased as a percentage of revenues to 21.2% in the current year quarter from 22.1% in the fourth quarter of fiscal 2005. Increases were experienced in the areas of franchise sales, field supervision and training and the Company incurred $116,000 in non-cash stock-based compensation expense in the current quarter. These expenses were offset by a decrease in marketing expenses for the Gloria Jean’s brand resulting from a change in the classification for coordination fees previously reflected in franchise income and the elimination of corporate bonus accruals.

Recent Developments

As part of its plan to narrow the focus of the retail side of the business on its franchise operations, the company plans to close its Diedrich Coffee and Coffee People company-owned locations but retain the brands for its wholesale and franchise operations. To this end, the company announced on September 14, 2006 that it entered into an agreement to sell most of its 47 company-owned locations to Starbucks Coffee Company for up to approximately $13.5 million. The completion of the sale is subject to a number of conditions including the approval of Diedrich Coffee's stockholders and the receipt of various approvals, permits and consents in connection with the transfer of the store locations. Assuming these conditions are met, it is anticipated the sale will be completed within the next few months. For more information about this transaction, please refer to our annual report on Form 10-K for the fiscal year ended June 28, 2006.

About Diedrich Coffee

With headquarters in Irvine, California Diedrich Coffee specializes in sourcing, roasting and selling the world's highest quality coffees. The Company's three brands are Gloria Jean's Coffees, Diedrich Coffee, and Coffee People. The Company's 200 retail outlets, the majority of which are franchised, are located in 33 states. Diedrich Coffee also sells its coffees through more than 800 wholesale accounts including office coffee service distributors, restaurants and specialty retailers, via mail order and the Internet. For more information about Diedrich Coffee, call 800/354-5282, or visit the Company's Web sites at www.diedrich.com, www.gloriajeans.com, or www.coffeepeople.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the financial and operating performance of the Company’s retail operations, the Company’s ability to maintain profitability over time, the successful execution of the Company’s growth strategies, franchisee’s adherence to the Company’s practices, policies and procedures, the impact of competition, the availability of working capital, and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K for the fiscal year ended June 28, 2006.

Information Contact:

Sean McCarthy

Chief Financial Officer

(949) 260-6734

DIEDRICH COFFEE, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share amounts)

OPERATIONS DATA:	Sixteen Weeks Ended June 28, 2006 (unaudited)	Sixteen Weeks Ended June 29, 2005 (unaudited)	Fifty-Two Weeks Ended June 28, 2006	Fifty-Two Weeks Ended June 29, 2005
Retail sales	$10,420	$10,090	$34,428	$31,890
Wholesale and other revenue	6,748	5,108	21,244	16,482
Franchise revenue	1,107	1,060	3,775	4,166

Total revenue	18,275	16,258	59,447	52,538

Cost of sales and related occupancy costs	10,288	8,872	32,440	26,765
Operating expenses	7,020	5,856	19,947	17,449
Depreciation and amortization	826	712	2,601	2,372
General & administrative expenses	3,868	3,586	13,546	11,178
Asset impairment and restructuring costs	—	—	—	—
Gain on asset disposals	(80)	11	(58)	(4)

Total costs and expenses	21,922	19,037	68,476	57,760

Operating loss from continuing operations	(3,647)	(2,779)	(9,029)	(5,222)
Interest expense	(31)	(79)	(116)	(223)
Interest and other income, net	143	224	548	279

Loss from continuing operations before income tax benefit	(3,535)	(2,634)	(8,597)	(5,166)
Income tax benefit	(417)	(1,851)	(801)	(1,851)

Loss from continuing operations	(3,118)	(783)	(7,796)	(3,315)
Discontinued operations, net of tax	—	(249)	—	17,938

Net income (loss)	$(3,118)	$(1,032)	$(7,796)	$14,623

Basic and Diluted net income (loss) per share:
Loss from continuing operations	(0.59)	(0.15)	(1.47)	(0.64)

Income (loss) from discontinued operations, net	—	(0.05)	—	3.44

Net income (loss)	(0.59)	(0.20)	(1.47)	2.80

Weighted average shares outstanding:
Basic and diluted	5,303	5,218	5,303	5,218

BALANCE SHEET AND RETAIL UNIT COUNT DATA:

	June 28, 2006	June 29, 2005
Cash	$2,593	$10,493
Accounts receivable, net	2,829	2,203
Inventories	3,846	3,426
Other assets	24,862	24,191

Total assets	$34,130	$40,313

Accounts payable	$2,929	$2,642
All other current liabilities	5,600	5,369
Other liabilities	1,334	780
Stockholders’ equity	24,267	31,522

Total liabilities and stockholders’ equity	$34,130	$40,313

Total retail units (company and franchise, all brands)	200	201